THIRD PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED OCTOBER 1, 1998
                                2,791,072 SHARES

                                  GO2NET, INC.

                                  COMMON STOCK

     This Third Prospectus Supplement relates to the public offering, which is not being underwritten, of up to 2,791,072 shares of Common Stock, par value $0.01 per share (the "Shares"), of Go2Net, Inc. ("Go2Net" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by donees, transferees, pledgees or other successors in interest that receive such shares as a gift, partnership distribution or other non- sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares may be offered by the Selling Stockholders from time to time in one or more transactions as described under "Plan of Distribution" contained in the Prospectus dated October 1, 1998 (the "Prospectus"), the Prospectus Supplement dated November 12, 1998 (the "First Prospectus Supplement") and the Second Prospectus Supplement dated as of January 22, 1999 (the "Second Prospectus Supplement").

     This Third Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement and the Second Prospectus Supplement, which are to be delivered with this Third Prospectus Supplement. All capitalized terms used but not defined in this Third Prospectus Supplement shall have the meanings given them in the Prospectus. The "Selling Stockholders" Section of the Prospectus is hereby supplemented to reflect the two-for-one stock split effected by the Company as a 100% stock dividend after the date of the Prospectus.


         THE DATE OF THIS THIRD PROSPECTUS SUPPLEMENT IS MARCH 10, 1999

                              SELLING STOCKHOLDERS

     On February 22, 1999, the Company distributed shares of Common Stock to those stockholders of record on February 5, 1999 pursuant to a two-for-one stock split approved by the Board of Directors of the Company at a meeting held on January 20, 1999. The table of Selling Stockholders in the Prospectus is hereby amended to reflect such distribution pursuant to the stock split and supplemented to specifically include Shares received in such distribution. The following table sets forth as of October 1, 1998, after giving effect to the subsequent stock split, the name of each of the entities and individuals who received Shares through the distribution effected by the stock split, the number of shares of Common Stock that such Selling Stockholder beneficially owns as of such date, the number of shares of Common Stock beneficially owned by each such Selling Stockholder that may be offered for sale from time to time by the Prospectus, the Second Prospectus Supplement and this Third Prospectus Supplement, the number of shares of Common Stock to be beneficially owned by each such Selling Stockholder assuming the sale of all of the Shares offered by such Selling Stockholders and the percentage of the outstanding shares of the Company's Common Stock to be beneficially owned by each such Selling Stockholder after completion of the offering.

     The Company may amend or supplement the Prospectus and this Third Prospectus Supplement from time to time to update the disclosure set forth therein and herein.


                                                     SHARES                                                           SHARES
                                                  BENEFICIALLY                                                     BENEFICIALLY
                                                  OWNED(1)(2)                    SHARES WHICH                      OWNED AFTER
                                               PRIOR TO OFFERING                  MAY BE SOLD                   OFFERING(1)(2)(3)
                                              -------------------                 PURSUANT TO                  --------------------
SELLING STOCKHOLDER                        NUMBER            PERCENT          THIS PROSPECTUS(2)            NUMBER           PERCENT
Former Silicon Investor Stockholders

James Lee Brock                                   7,934         *                              7,934          -                   -
Barry Dryer                                     119,570       1.01%                          119,570          -                   -
Brad Dryer                                    1,135,928       9.61%                        1,135,928          -                   -
Jeffrey Dryer                                 1,135,928       9.61%                        1,135,928          -                   -
Michael Gruber                                    2,390         *                              2,390          -                   -
Ariel Poler                                       8,300         *                              8,300          -                   -
VLG Investments 1996                             59,170         *                             59,170          -                   -
CNA Trust, TTEE FBO                               7,394         *                              7,394          -                   -
Venture Law Group 401(k) Plan

Former Hypermart Stockholders

Brian Atkins                                    108,668         *                            108,668          -                   -
Allen Graber                                    107,292         *                            107,292          -                   -
Michael McDermott                                89,410         *                             89,410          -                   -
Bruce Atkins and                                  9,628         *                              9,628          -                   -
Donna Atkins, jointly
Tom Taulli                                        6,300         *                              6,300          -                   -

----------------------------
*  Less than 1.0%

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Includes an aggregate of 185,698 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow pursuant to the Silicon Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Silicon Escrowed Shares"). Each Selling Stockholder which is a former stockholder of Silicon Investment has deposited approximately 7.5% of his shares in the escrow. The Silicon Escrowed Shares will be released from escrow on June 23, 1999 only to the extent that no claims have been made against the Silicon Escrowed Shares. The Silicon Escrowed Shares may not be sold by the Selling Stockholders prior to June 23, 1999, except as otherwise provided in the Escrow Agreement.

         Also includes an aggregate of 31,496 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow pursuant to the Hypermart Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Hypermart Escrowed Shares"). Each Selling Stockholder which is a former stockholder of Hypermart has deposited approximately 10% of his shares in the escrow. The Hypermart Escrowed Shares will be released from escrow on August 3, 1999 only to the extent that no claims have been made against the Hypermart Escrowed Shares. The Hypermart Escrowed Shares may not be sold by the Selling Stockholders prior to August 3, 1999, except as otherwise provided in the Escrow Agreement.

(3) Assumes that each Selling Stockholder will sell all of the Shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus". There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder.


   THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3
                               OF THE PROSPECTUS.
                            -------------------------

         The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution" in the Prospectus.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS THIRD PROSPECTUS SUPPLEMENT. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            -------------------------

         THE DATE OF THIS THIRD PROSPECTUS SUPPLEMENT IS MARCH 10, 1999